Exhibit 10.2

June 13, 2023

VIA EMAIL

Dear Ben,

This is a formal confirmation of your role as EVP, Corporate Development and Strategy of Syneos Health, Inc. (the “Company”) reporting to Michelle Keefe, effective July 1, 2023. Your compensation terms will be as follows:

Base Salary: Your current salary is $400,000.

Annual Target bonus: Your target bonus for 2023 is $200,000.

Executive Severance Program: You will participate in the Company’s Executive Severance Plan.

Assignment Bonus: You will be paid an Assignment Bonus for your service as Interim Chief Financial Officer equal to $125,000 on December 31, 2023, unless (i) you voluntarily resign your employment with the Company, or (ii) your employment with the Company is terminated for Cause*, prior to December 31, 2023.

Thank you for your leadership to date and I am looking forward to our company’s success in future years.

Sincerely,

/s/ Michelle Keefe

Michelle Keefe

Chief Executive Officer

*For purposes of this letter, “Cause” means the occurrence of any of the following: (1) your breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board; (ii) your failure to follow the reasonable instructions of the Board or your direct supervisor, provided, however, that such instruction is consistent with the your duties and responsibilities, which breach, if curable, is not cured within ten (10) business days after notice to the recipient or, if cured, recurs within one hundred and eighty (180) calendar days; (iii) your gross negligence, willful misconduct, fraud, insubordination or acts of dishonesty relating to the Company; or (iv) your commission of any misdemeanor solely relating to the Company or of any felony.